Exhibit 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction	Ownership

AiXin (BVI) International Group Co., Ltd	British Virgin Islands	100	%(1)

HK AiXin International Group Co., Limited	Hong Kong	100	%(2)

Chengdu AiXin Zhonghong Biological Technology Co., Ltd.,	China	100	%(3)

AiXin Life International Group, Inc. (4)	Nevada	100%

(1) Holding company which owns all of the outstanding shares of HK AiXin International Group Co., Limited.

(2) Intermediate holding company which owns all of the outstanding shares of Chengdu AiXin Zhonghong Biological Technology Co., Ltd.,

(3) Operating company.

(4) Inactive. Has no assets and conducts no operations.